Exhibit 4.39

Letter of Undertakings

Leo Ou Chen, Tianjin Cyril Information and Technology Co., Ltd. (“Tianjin Cyril”) and Chengdu Li’ao Culture Communication Co., Ltd. (“Chengdu Li’ao”) entered into an EQUITY PLEDGE AGREEMENT on July 1, 2016. According to the agreement, Leo Ou Chen pledged all of his equity interests in Chengdu Li’ao to Tianjin Cyril and undertake to waive his right to receive any form of dividends with respect to such equity interests throughout the valid term of the Equity Pledge.

Leo Ou Chen

Signature:	/s/ Leo Ou Chen

July 1, 2016